EXHIBIT 10.2

EMPLOYMENT AGREEMENT entered into by and between VIEWPOINT BANK ("Bank") and GAROLD ROBERT BASE ("Executive").

IT IS AGREED:

1.             EMPLOYMENT TERM:

             1.1             RETENTION OF EXECUTIVE -- Bank hires and retains Executive as President and Chief Executive Officer of Bank.

             1.2             TERM AND EXTENSION -- The term of this Agreement shall be the period commencing on the date (the "Commencement Date") on which Bank converts to stock form as the subsidiary of ViewPoint Financial Group ("Company"), and ending on December 31, 2009, subject to earlier termination as provided herein. Beginning on January 1, 2007, and on each January 1 thereafter during the term, the term shall be extended by one additional year such that the term as so extended shall be a period of three years, provided that (1) Bank has not given notice to Executive in writing at least 90 days prior to such January 1 that the term of this Agreement shall not be extended further; and (2) at least 90 days prior to such January 1, the Board of Directors of Bank explicitly reviews and approves the extension based upon a performance review as described in Section 9 of this Agreement in which the Board has determined that Executive's performance has been satisfactory or better. As of immediately prior to the Commencement Date, the employment Agreement between Bank and Executive then in effect shall terminate.

2.             DUTIES AND RESPONSIBILITIES:

             2.1             GENERAL DUTIES AND RESPONSIBILITIES -- Executive shall perform the duties and responsibilities of President and Chief Executive Officer of Bank in accordance with applicable federal laws and regulations and the bylaws, rules and regulations of Bank and shall provide executive management services for Bank. Executive, subject to the direction and approval of the Board of Directors of Bank (the "Board of Directors"), shall formulate, approve, supervise and direct the methods of keeping the records of Bank, statistical or otherwise, and shall prepare or cause to be prepared all such reports as are required by law or regulation, including, but not limited to statements and reports of the Board of Directors and the stockholders of Bank and Company, and shall, from time to time, and at any time upon request, make reports to the Board of Directors on the business affairs and financial condition of Bank. This shall not be deemed to limit the powers of the Board of Directors of Bank to engage at any time public accountants, counsel and consultants to examine and report concerning the accounts and financial and other affairs of Bank, and for the purpose of making such examination such public accountants, counsel and consultants shall have access to all records of Bank. Executive shall perform such other duties and services as may be entrusted to Executive by Bank in accordance with its bylaws and consistent with Executive's office and the terms of this Agreement. Executive shall report and be responsible to the Board of Directors.

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             2.2             ADDITIONAL DUTIES AND RESPONSIBILITIES -- In addition, Executive shall:

                          2.2.1             Have full and exclusive authority to hire, compensate and terminate Bank staff within the framework of the approved budget for Bank.

                          2.2.2             In consultation with the Board of Directors, retain outside legal counsel and other consultants for Bank, except to the extent that the Board of Directors of Bank, Company or an authorized committee of the Board of either retains outside counsel or consultants.

                          2.2.3             Be provided by Bank with a private office, secretarial assistance and such other facilities and equipment, consistent with Executive's position and adequate for the performance of Executive's duties under this agreement.

3.             COMPENSATION:

             3.1             BASE SALARY -- Executive's salary shall be $460,000 per year. The amount of Executive's salary shall be reviewed by the Board of Directors annually and will be adjusted in the sole discretion of the Board of Directors (as adjusted, "Base Salary").

             3.2             ANNUAL INCENTIVE -- It is the intent of Bank, subject to accomplishment of pre-established performance goals approved by the Board of Directors, to provide Executive with an annual incentive opportunity. During the term of this Agreement, the annual incentive award may be up to a maximum of 45% of Executive's Base Salary (as defined above in this Agreement), and shall be payable as soon as possible after the end of the fiscal year.

             3.3             EXECUTIVE BENEFITS ALLOWANCE -- In addition to and not in lieu of any compensation due and payable to Executive hereunder, Bank shall provide Executive an executive benefits allowance to cover benefits such as automobile and country club membership. Executive's initial allowance shall be in the amount of $20,000 each year payable in 26 equal installments of $769.23. This allowance may be increased in accordance with action of the Board of Directors.

4.             OTHER ACTIVITIES -- Executive, during the term of this Agreement, except as otherwise agreed to by Executive and the Board of Directors, shall not work with or accept or receive any compensation or consideration from any other organization, firm, bank, savings association, credit union, person, corporation, or otherwise, for services to be performed or performed by Executive unless the work or services can be performed by Executive without materially interfering with Executive's duties set forth in this Agreement and otherwise do not represent a conflict of interest as set forth in Bank's employee handbook. However, Executive may serve, with or without compensation, as a lecturer, consultant to others or as a director of a non-banking related company, and engage in other activities of a short duration which do not interfere with Executive's ability to perform the duties and responsibilities under this Agreement, and otherwise do not represent a conflict of interest as set forth in Bank's employee handbook. In all such cases, Executive shall inform the Bank of these activities for purposes of complying with securities and regulatory disclosure requirements.

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5.             INSURANCE:

             5.1             TERM LIFE INSURANCE -- Bank shall provide and pay the premiums for a term life insurance, convertible, and renewable, on the life of Executive at a face amount not less than twice the amount of Executive's Base Salary. Executive shall have the right to designate the beneficiary or beneficiaries of such term life insurance policy.

             5.2             DISABILITY -- Bank shall provide and pay the premium for a long-term disability insurance policy in accordance with such coverage as is provided from time to time for all employees of Bank.

             5.3             HOSPITAL, MEDICAL AND OTHER INSURANCE -- Bank shall provide and pay the premium for hospitalization, major medical and other insurance for Executive and members of Executive's immediate family during the term of this Agreement in accordance with such coverage as is provided from time to time for all employees of Bank.

             5.4             ACCIDENTAL DEATH AND DISMEMBERMENT -- Bank shall provide and pay the premium for accidental death or dismemberment insurance with 24-hour-a-day coverage and Executive having the right to designate the beneficiary or beneficiaries, in accordance with such coverage as is provided from time to time for all employees of Bank.

6.             RETIREMENT

             6.1             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN -- During the term of this Agreement, Executive shall participate in the Supplemental Executive Retirement Plan (the "SERP") previously approved by the Board of Directors and any other nonqualified retirement program hereafter established for the benefit of executives or key employees of Bank. Nothing in this Agreement shall be construed to modify, amend, or conflict with the terms and conditions of the SERP. In the event of termination of employment, Executive's vested rights under the SERP shall be governed by the SERP and shall not be affected by this Agreement.

             6.2             RETIREMENT PLANS -- In addition to the SERP provided for in Section 6.1, Executive shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life insurance, medical and dental coverage, education, cash bonuses, and retirement or other benefits or combinations thereof, in which Bank's full time employees generally participate and in which Bank's executive officers participate.

7.             EXPENSE REIMBURSEMENT:

             7.1             GENERAL EXPENSES -- Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of the duties and responsibilities under this Agreement, and in accordance with the policies of and budget approved by Bank.

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             7.2             PROFESSIONAL DUES, EXPENSES, AND EDUCATIONAL EXPENSES -- Executive shall be expected to and encouraged to continue Executive's education in areas and general subject matter which can be beneficial and advantageous to the current and future operation of Bank, at the expense of Bank. Included among such educational programs which are deemed beneficial and advantageous to Bank (without limitation) are education and management programs and chapter attendance and programs of trade associations and similar organizations of banks and thrift institutions and conferences, conventions and educational and related programs of such organizations and organizations of bank and thrift executives, and other educational and related programs deemed by Bank to be of benefit to Bank. Bank shall pay all annual membership dues and fees and travel and related costs associated with Executive's participation in such programs, including his spouse's travel and related costs when she accompanies him.

             7.3             CLUB MEMBERSHIP -- Bank shall pay the membership dues and related fees and expenses for Executive's membership in an appropriate club or clubs to be selected by Executive with the prior approval of the Board of Directors to be used by Executive for the ordinary and necessary business purposes of Bank.

             7.4             SECURITY SYSTEM -- Bank will provide a security system for Executive's home, to include cost of equipment, installation and monthly service.

8.             OTHER BENEFITS:

             8.1             VACATION AND LEAVE -- Executive shall be entitled to vacation and time off as listed in the employee handbook. Such vacation and holiday leave days may be taken at the discretion of Executive in consultation with the Chairman of the Board of Directors or as otherwise agreed by Executive and Bank. Executive and Bank agree and acknowledge that in addition to the benefits available under the employee handbook, Executive has accrued (90) days unused vacation for which Executive will be paid upon termination of employment with Bank for any reason, at the rate of Executive's then current Base Salary.

             8.2             MEDICAL EXAMINATION -- Once each year during the term of this Agreement, Executive shall obtain a complete medical examination, the reasonable cost of which shall be paid by Bank. The Chairman of the Board of Directors shall be advised in writing by the physician of the continued fitness of Executive, and such report shall be confidential.

9.             EVALUATION -- No later than January 31 of each calendar year during the term of this Agreement, Bank shall evaluate and assess the performance of Executive. Such evaluation shall relate to the duties and responsibilities of Executive under this Agreement, and progress toward established goals as agreed to by Executive and Board of Directors, and the working relationship among Executive, the staff and the Board. The evaluation shall be conducted by the Board of Directors, in executive session without Executive being present, and the Board or a director or directors designated by the Board shall thereafter meet with Executive to discuss the evaluation in accordance with procedures as may be agreed to by Executive and Bank. In the event that the performance of Executive is deemed unsatisfactory in any respect, the Board of Directors shall describe in writing, in reasonable detail, specific instances of unsatisfactory performance. The evaluation shall include recommendations as to areas of improvement in all instances where Bank deems performance to be unsatisfactory. A copy of the written evaluation shall be delivered

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to Executive. If Executive disagrees with such evaluation, Executive may respond in writing to be delivered to the Chairman of the Board of Directors. All such writings shall be made a part of Executive's confidential personnel file. Upon the conclusion of the evaluation, the Board of Directors shall determine any increases in the compensation and benefits of Executive and determine whether to extend the term of this Agreement as provided in Section 1.2 of this Agreement.

10.             NONDISCLOSURE OF CONFIDENTIAL INFORMATION -- Executive shall not, during the term of this Agreement, or any time thereafter, impart to anyone any confidential information which Executive may acquire in the performance of Executive's duties under this Agreement, except as permitted by Bank or under compulsion of law.

11.             INDEMNIFICATION -- Executive shall be entitled to indemnification as prescribed in 12 C.F.R. Section 545.121 (or its successor regulation).

12.             EFFECT OF AGREEMENT -- This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of Executive's rights under this Agreement without the written consent of Bank. In the event of a merger, transfer, consolidation, or reorganization involving Bank, this Agreement shall continue in force and become an obligation of Bank's successor.

13.             AMENDMENT AND TERMINATION:

             13.1              MUTUAL AGREEMENT -- This Agreement may be altered, amended or terminated at any time by the mutual written agreement of Executive and Bank.

             13.2             TERMINATION -- The Board of Directors may terminate Executive's employment at any time, but, except in the case of termination for cause (as defined below), termination of employment shall not prejudice Executive's right to compensation or other benefits under this Agreement. In the event that the Board of Directors terminates the employment of Executive not for cause, Bank will pay the cash compensation and provide the benefits specified as liquidated damages in Section 14.1 below.

                          For purposes of this Agreement, Executive's employment shall be deemed to have been terminated by Bank if, in the absence of termination for cause or termination due to disability pursuant to Section 13.2.4, he resigns following:

                          (i)             relocation of his principal workplace outside a radius of 50 miles from Bank's main office location at the date of this Agreement;

                          (ii)             a reduction in Executive's responsibilities and authorities inconsistent with the position of President and Chief Executive Officer of Bank;

                          (iii)             a demotion from the position of President and Chief Executive Officer; or

                          (iv)             a material reduction in Executive's compensation and benefits except as part of an overall program applied to all members of Bank's senior management.

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                          13.2.1             In the event of termination of Executive's employment for cause, Bank shall pay Executive his Base Salary through the date of termination, and Bank shall have no further obligation to him under this Agreement. For purposes of this Agreement 'termination for cause' or 'termination of Executive's employment for cause' shall mean termination of the employment of Executive because of his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board called and duly held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), stating that in the good faith opinion of the Board Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof.

                          13.2.2             Executive may terminate his employment voluntarily at any time upon 90 days' written notice to Bank or such shorter period as may be agreed upon between Executive and the Board of Directors. In the event of such voluntary termination, Bank shall be obligated to continue to pay him his Base Salary and benefits accrued only through the date of termination, at the time such payments are due, and Bank shall have no further obligation to him under this Agreement.

                          13.2.3             In the event of the death of Executive while employed under this Agreement and prior to any termination of employment, his estate, or such person or persons as he may have previously designated in writing, shall be entitled to receive from Bank, the previously unpaid Base Salary and benefits of Executive accrued through the date of death and any vested interests of Executive in any retirement or other benefit plans.

                          13.2.4             If Executive becomes permanently disabled as defined in Bank's then current disability plan under which he is covered in accordance with Section 5.2, Bank shall be entitled to terminate this Agreement and his employment, but he shall be entitled to receive benefits under such disability plan.

                          13.2.5             If Executive is suspended and/or temporarily prohibited from participating in the conduct of Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

                          13.2.6             If Executive is removed and/or permanently prohibited from participating in the conduct of Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

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                          13.2.7             If Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

                          13.2.8             All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of Bank: (1) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of Bank or when Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

14.             OBLIGATIONS UPON TERMINATION

             14.1             TERMINATION WITHOUT CAUSE --Subject to Section 14.2 and to Executive's compliance with Section 14.3 and Section 15 of this Agreement in the event that Executive's employment is terminated by Bank not for cause pursuant to Section 13.2, and not due to his death, retirement or disability, and if Executive has offered to continue to provide services on the terms contemplated by this Agreement and Bank has declined such offer:

                          (i)             During the Liquidated Damages Period (as defined below), Bank shall make to Executive continued payments of Base Salary at the rate in effect as of the date of termination of employment, when and as salary payments are made to executives in accordance with Bank's payroll practices during the Liquidated Damages Period. For purposes of this Agreement, the term "Liquidated Damages Period" shall mean the portion of the term of this Agreement that remains at the time of such termination of employment, provided that the Liquidated Damages Period shall end upon the death of Executive if it occurs during such portion of the term.

                          (ii)             During the Liquidated Damages Period, Bank shall provide continued insurance of the types provided for in Sections 5.1 through 5.4 to the extent necessary to provide Executive with coverage equivalent to the coverage to which he would have been entitled under such Sections if he had continued to be employed under this Agreement during the Liquidated Damages Period at the annual rate of Base Salary in effect at the date of termination of employment, after taking into account the coverage provided by any subsequent employer.

                          (iii)             Commencing at the termination of the Liquidated Damages Period, Bank shall provide to Executive benefits substantially equivalent to those he would have received under Bank's Retiree Medical Benefit Program or a successor program in effect at such time if he had retired from employment with Bank at such time.

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                          (iv)             During and after the Liquidated Damages Period, Bank shall provide to Executive the benefits, if any, to which he is entitled as a former employee under employee benefit plans and programs and compensation plans and programs maintained for the benefit of Bank's officers and employees other than the program discussed in the preceding paragraph.

                          (v)             Except as provided in paragraph (vi) below, during the Liquidated Damages Period, Bank shall pay to Executive in cash the amounts equal to the value of the additional employer contributions to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by Bank and covering him immediately prior to termination of his employment if he were 100% vested thereunder and had continued to be employed during the Liquidated Damages Period at the annual rate of Base Salary in effect at the date of termination of employment and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans.

                          (vi)             During the Liquidated Damages Period, Bank shall pay to Executive the amount Bank would have contributed to the SERP if he had continued to be employed during the Liquidated Damages Period and his annual Compensation (as defined in the SERP) were the same as the most recent amount of such annual Compensation for the most recently ended calendar year as of immediately prior to the commencement of the Liquidated Damages Period. Such payments shall be made when and as employer contributions would have been made under the SERP.

                          Bank and Executive hereby stipulate that the damages which may be incurred by Executive following termination of employment such that he is entitled to damages under this Section 14.1 are not capable of accurate measurements as of the date this Agreement is entered into and that the payments and benefits contemplated by this Section 14.1 constitute reasonable liquidated damages under the circumstances and shall be payable without any requirement of proof of actual damage but shall be subject to mitigation as provided in Section 14.2. Bank and Executive further agree that the payments and benefits due under this Section 14.1 are conditioned on the receipt of Executive's resignation from any and all positions which he holds as an employee of Bank or any of its subsidiaries or affiliates.

             14.2             MITIGATION -- In the event that Executive becomes entitled to liquidated damages pursuant to Section 14.1 of this Agreement, Bank's obligations thereunder shall be reduced by the amount of Executive's earned income (within the meaning of Section 911(d)(2)(A) of the Internal Revenue Code, earned from providing services other than to Bank, its affiliates and subsidiaries, or any of their respective successors, during the Liquidated Damages Period ("Earned Income").

                          Executive agrees that in the event he becomes entitled to liquidated damages pursuant to Section 14.1 of this Agreement, throughout the Liquidated Damages Period, he shall promptly inform Bank of the nature and amounts of Earned Income and shall provide such documentation of such Earned Income as Bank may request. In the event of changes to such Earned Income from time to time, Executive shall inform Bank of such changes, in each case within five days after the change occurs, and shall provide such documentation concerning the change as Bank may request. Executive shall reimburse to Bank, or Bank shall reduce, the amounts of liquidated damages paid or payable to him pursuant to Section 14.1, up to the amount

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of Earned Income as it is earned during the Liquidated Damages Period. Such reimbursement shall be made when and as payments of such Earned Income are received by Executive or within 30 days thereafter.

             14.3             RELEASE OF CLAIMS -- No damages shall be due under Section 14.1 of this Agreement unless Executive executes a release of claims against Bank which shall provide that Executive waives, releases and covenants not to sue or otherwise institute legal or administrative proceedings, or make any claim of any nature against Bank, its subsidiaries or affiliates, successors, assigns, directors, officers, employees or agents with respect to any matter arising out of or related to Executive's employment relationship with Bank and its subsidiaries or affiliates.

15.             NONCOMPETITION -- During the term of this Agreement and for a period of eighteen- (18) months from or after the expiration or earlier termination of this Agreement, Executive agrees that he will not, directly or indirectly, as employee, partner, individual proprietor, officer, director, consultant or otherwise, participate in any enterprise (including, without limitation, any financial institution) engaged in the delivery of financial services located within a 40 mile radius of Bank corporate headquarters, which competes with Bank, its subsidiaries or its affiliates.

16.             SECTION 280G REDUCTION -- Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by Executive in connection with a change in control would cause any amount to be nondeductible for federal income tax purposes pursuant to 26 U.S.C. Section 280G of the Code, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to Executive without causing any amount to become nondeductible pursuant to or by reason of such Section 280G. Executive shall determine the allocation of such reduction among payments and benefits to Executive.

17.             LEGAL FEES -- In the event of a dispute arising out of this Agreement, reasonable attorneys fees and costs to Executive resulting from such dispute shall be paid by Bank only if Executive prevails in such dispute.

18. OTHER PROVISIONS

             18.1             JOINT EFFECT OF AGREEMENT -- Nothing in this Agreement shall be deemed to create a partnership or agency relationship between Bank and Executive to make Executive jointly liable with Bank for any obligation arising out of the activities and services contemplated by this Agreement.

             18.2             SECTION HEADINGS -- Section headings and numbers have been inserted for convenience of reference only, and if there shall be any conflict between any such headings or numbers and the text of this Agreement, the text shall control.

             18.3             WAIVER -- Waiver by either party of any term or condition of this Agreement or any breach shall not constitute a waiver of any other term or condition or breach of this Agreement.

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             18.4             BOND -- Bank may, at its option and expense, obtain a "faithful" performance and fidelity bond on Executive.

             18.5             EXECUTION AND APPLICABLE LAW -- This Agreement has been executed in the City of Plano, Collin County, Texas and shall be governed in accordance with the laws of the State of Texas in every respect except to the extent that federal law controls.

             18.6             NOTICES -- Any notice of communication permitted or required by this Agreement shall be in writing and shall become effective two days after the mailing thereof by certified mail, return receipt requested, postage prepaid addressed:

                          18.6.1             If to Bank, to: 1309 West 15th Street, Plano, Texas 75075, or such address as Bank may specify in writing delivered to Executive, with a copy to the general counsel for Bank.

                          18.6.2             If to Executive, to 2100 Crown Knoll, Plano, Texas 75093, or such address as Executive may specify in writing delivered to Bank.

             18.7             ENTIRE AGREEMENT -- This Agreement, insurance agreement, retirement plans and supplementary employment agreements providing for deferred compensation contain all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, arrangements and communications between the parties concerning such subject matter, whether oral or written.

IN WITNESS WHEREOF, the parties to the Agreement have signed it on this the _______ day of __________________________, 2006.

VIEWPOINT BANK

Attest ____________________ Sherrie Tawwater Executive Assistant	By	______________________________ James McCarley Chairman

Executive

______________________________
Garold R. Base
President and Chief Executive Officer

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